Exhibit 10(g)-2

          EASTERN



          To: Royal Bank of Scotland plc, as Agent under the Standby Credit Facility referred to below

          Copied to:     The Standby Banks referred to below and, where
                         applicable, their successors and permitted assigns.




                                                              11 March 1999



          Dear Sirs


          EASTERN MERCHANT PROPERTIES LIMITED ("EMPL")
          --------------------------------------------
          EASTERN MERCHANT GENERATION LIMITED ("EMGL")
          --------------------------------------------
          STANDBY CREDIT FACILITY DATED 28TH OCTOBER 1996
          -----------------------------------------------

          1.   INTRODUCTION

               We refer to the Supplemental Agreement dated 17th July, 1998 (the "Supplemental Agreement"), supplemental to, and amending and restating, a Standby Credit Facility Agreement dated 28th October 1996 in favour of EMPL and EMGL, as Borrowers, in the amount of L1,057,395,552 (the "Standby Credit Facility Agreement", which expression means such agreement as so amended and restated). The Banks listed in
               Schedule 1 to the Standby Credit Facility Agreement are referred to herein as the "Standby Banks".

               By this letter, we request an amendment to be made to the Standby Credit Facility Agreement.

          2.   BACKGROUND

          (a) The Supplemental Agreement, as approved by the Standby Banks, made certain amendments to the Standby Credit Facility Agreement, including the insertion of two new financial covenants, a minimum net worth covenant and a gearing limit. For the purposes of the gearing limit a new definition of "Total Consolidated Net Borrowings" was introduced. Unfortunately, in this process an error were made. The expression "Total Consolidated Net Borrowings" was defined as the aggregate principal amount of all Borrowings (as already defined) of the Group less Cash (as defined). This new definition thus worked in part off an existing definition (Borrowings") but erred in doing so without qualification.

               This is because Borrowings as already defined included, as a deemed Borrowing under paragraph (g) of the definition, all premium payable by EMPL to National Power Plc under the National Power headlease. Whilst this was appropriate where the expression Borrowings was used in the cross default clause (Clause 19.1(f)), it was not appropriate in the context of the new gearing covenant, given in particular the nature of the National Power head lease as an operating lease. The inclusion of lease premium as a deemed Borrowing was also inappropriate where that term was used in the context of the definition of Consolidated interest, used in the interest cover covenant in Clause 18.1-(y), particularly as that definition already made specific provision for a portion of the rents payable by EMGL to EMPL under the leases to be treated for this purpose as interest.

          (b) In the past 12 months, Eastern has taken a number of significant steps towards its objective of creating an integrated pan-European energy portfolio.

               . Purchase of 5% shareholding in Hidroelectrica del Cantabrico (fourth largest electricity company in Spain), and establishing of a joint venture energy trading and risk management company with them to operate in the deregulating Iberian market.

               . Purchase of the rights to output from two hydro power stations in Norway over a 55 year period, and formation of joint venture energy retail and trading company to operate in the Nord Pool area (Norway, Sweden and Finland). Eastern's JV partner is Lunds Energi, one of the top ten energy retailers in Sweden.

               . Formation of Compass Energy, a joint venture with Energie Noord West of Holland to retail gas in the deregulating Dutch market.

               . Establishment of development offices in Madrid, Frankfurt, Stockholm, Prague and Warsaw, to be followed by Paris and Milan.

               The purchases in Spain and Norway have added some L180 million of additional borrowing to the balance sheet of Eastern Group, although the process to replace a significant portion of this amount with non recourse borrowing is well advanced. At the same time, Eastern's Net Assets have been depleted by the upstreaming of dividends to service the debt introduced by the acquisition of Eastern by Texas Utilities Company.

               The combination of additional borrowing and reduced cash reserves has pushed Eastern close to the existing 150% gearing ceiling, which will constrain Eastern's ability to make further significant investments until non recourse refinancing creates further headroom.

               Additional headroom for expansion is included in the revised and restructured facility for Eastern's UK parent TXU Eastern Holdings Limited, that is currently in syndication. The proposed amendment is intended to create a similar effect under this Facility.

               An increase in the maximum permitted gearing limit to 200%, would enable Eastern to provide the initial finance for new investments, either from cash or short term borrowings, and create time for the arrangement of longer term non recourse refinancing.

               To address the concern of lenders towards further depletion of Net Assets, Eastern offers to increase the minimum Net Worth requirement to L1,000,000,000.

          3.   AMENDMENTS REQUESTED

               We request your consent to the amendment of the terms of the Standby Credit Facility Agreement by:

          (a) the inclusion, at the beginning of paragraph (g) of the definition of "Borrowings", of the words "(for the purposes only of Clause 19.1(f))"; and

          (b) the deletion of existing Clause 18.1(bb) to be replaced with:

               "procure that:

               (i) the Adjusted Consolidated Tangible Net Worth is not, at any time, less than L1,000,000,000; and

               (ii) Total Consolidated Net Borrowings do not, at any time, exceed 200% of Adjusted Consolidated Tangible Net
                    Worth".



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


          4.   EFFECTIVE DATE

               The amendment set out above will take effect on and from the date on which the Agent confirms to each Standby Bank, EMPL and EMGL that Majority Banks have agreed to such amendment (the "Effective Date") and the costs and expenses of the Agent in respect of the amendments and waiver have been paid.

          5.   SUPPLEMENT EFFECT

               This letter is supplemental to the Standby Credit Facility Agreement and, on and from the Effective Date, the terms of this letter and the terms of the Standby Credit Facility Agreement shall be read and construed as one document. Except as expressly amended by this letter, the Standby Credit Facility Agreement shall continue in full force and effect.

          6.   INCORPORATION OF PROVISIONS

               The provisions of Clauses 22, 28, 31 and 35 of the Standby Credit Facility Agreement shall apply to this letter as if set out in full in this letter (mutatis mutandis) but as if references in those provisions to Finance Documents were references to this letter. Capitalised terms not otherwise defined in this letter shall, where the context so permits, have the meanings given to them in the Standby Credit Facility Agreement.

          7.   COUNTERPARTS

               This letter may be executed in any number of counterparts and this shall have the same effect as if all of the signatures were on a single copy of this letter.

          8.   LAW

               This letter is governed by English law.

               If you agree to the above, please sign this letter and return a copy of it to us.

          Yours faithfully




             /s/ E.J. Lean
          ........................................
          Eastern Group plc




             /s/ E.J. Lean
          ........................................
          Eastern Merchant Properties Limited




             /s/ E.J. Lean
          ........................................
          Eastern Merchant Generation Limited



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




             /s/ E.J. Lean
          ........................................
          Eastern Generation Limited




             /s/ E.J. Lean
          ........................................
          Eastern Electricity plc









          We agree to the amendment requested in this letter and confirm that we are authorised to sign this letter as Agent on behalf of, and we have received the requisite approvals from, Majority Banks in accordance with Clause 26.1. of the Standby Credit Facility Agreement.





             /s/ Illegible
          ........................................
          The Royal Bank of Scotland plc as Agent


                     30th March 1999






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